AMENDED AND RESTATED CONSULTING AGREEMENT

This AMENDED AND RESTATED CONSULTING AGREEMENT (“Agreement”) is entered into as of July 15, 2008 by and between ProElite, Inc., a New Jersey corporation, with its principal office at 12121 Wilshire Boulevard, Suite1001, Los Angeles, CA 90025 (“PEI”), Gary Shaw, an individual (“Shaw”), and Gary Shaw Productions MMA, LLC, a New Jersey limited liability company (“GSP” and collectively with PEI and Shaw, the “Parties”), with reference to the following facts:

WHEREAS, Shaw, GSP and Real Sport, Inc., a subsidiary of PEI, entered into a Consulting Agreement dated as of October 3, 2006 (the “Initial Agreement”);

WHEREAS, the Parties wish to amend and restate the Initial Agreement pursuant to which PEI will continue to engage Shaw’s services by retaining GSP;

NOW, THEREFORE, PEI, GSP and Shaw desire to set forth in this Agreement the terms and conditions of the continued engagement by PEI of Shaw and GSP.

ARTICLE I

CONSULTING ENGAGEMENT; TERM; DUTIES

1.1  Engagement. Upon the terms and conditions hereinafter set forth, PEI hereby engages GSP and Shaw to provide consulting services. The services of Shaw and GSP shall include those services relating to the business requested in writing from time to time by PEI’s Chief Executive Officer or at the direction of its Board of Directors, including, but not limited to, the following:

1.1.1	Advise PEI in matters pertaining to it business, operations and industry;

1.1.2	Assist PEI in:

(a)	business strategy,

(b)	sponsorship presentations and opportunities,

(c)	management and selection of fighters,

(d)	consultation re: media coverage contracts, including, but not limited to, distribution and licensing agreements (the “Services”).

1.1.3	GSP and Shaw shall use their best efforts and abilities faithfully and diligently to promote PEI’s business interests and to perform the Services requested.

1.1.4
For purposes of this Agreement, only, the business of PEI shall not include boxing, or the management or promotion of boxing events. The business of PEI shall include: (I) Mixed Martial Arts, and the production, distribution, merchandising, marketing, advertising, promotion thereof, (ii) online social networking and online depository for any and all sports and physical activities, (iii) maintenance, upgrade and servicing of PEI’s websites on the world wide web related to any and all sports and physical activities, (iv) online social networking technology & services.

1.2  Covenants of GSP

1.2.1
Reports. GSP and Shaw shall use its best efforts and skills to truthfully, accurately, and promptly make, maintain, and preserve all records and reports that PEI may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to PEI of which it may have custody, and promptly pay and deliver the same whenever it may be directed to do so by the Board.

1.2.2
Rules and Regulations. PEI, GSP and Shaw shall obey all rules, regulations and special instructions of PEI and all other rules, regulations, guides, handbooks, procedures, policies and special instructions applicable to PEI’s business in connection with their duties hereunder and shall endeavor to improve their ability and knowledge of PEI’s business in an effort to increase the value of their services for the mutual benefit of PEI, GSP, and Shaw.

1.2.3
Opportunities. GSP and Shaw shall make all business opportunities of which it becomes aware that are relevant to PEI’s business available to PEI, and to no other person or entity or to himself individually.

1.2.4
Communication with Media. GSP and Shaw shall not communicate with the press or other media regarding the business of PEI without prior authorization of the CEO and/or the prior written authorization of the Board of Directors.

1.3  Covenants of PEI

1.3.1
From its inception to the present, PEI warrants that it has to the best of its knowledge truthfully and completely filed all public disclosures required under all state and federal securities laws of the United States.

1.3.2
PEI represents and warrants that during the term of this Agreement, PEI shall use its best efforts to continue to truthfully and completely file all public disclosures required under all state and federal securities laws of the United States.

1.3.3	PEI shall file a Form 8-K disclosing the terms of this agreement and the resignation of Shaw as President and member of the Board of Directors of PEI.

ARTICLE II

COMPENSATION

2.1 Consideration. During the Term (as hereinafter defined), for all services rendered by GSP and Shaw hereunder and all covenants and conditions undertaken by the Parties pursuant to this Agreement, PEI shall pay, as full consideration for the Services the sum of $250,000 per year beginning July 1, 2008 and ending September 30, 2009. This Consulting Fee shall be payable in accordance with the normal payroll practices of PEI. For purposes of this Agreement, “Year” shall mean the twelve-month period beginning on October 1 and ending on September 30 of the following year. In addition to the compensation, PEI shall continue to reimburse Shaw for his actual out-of-pocket monthly health insurance payments. Shaw shall also be paid any unpaid portion of his 5% raise, retroactive to October, 2007, which payment shall be due upon any Change in Control and/or by September 30, 2009, whichever date occurs first.

2.2  Performance and Review. GSP and Shaw’s performance will be reviewed on no less than an annual basis.

ARTICLE III

TERMINATION OF ENGAGEMENT

3.1  Term. GSP’s engagement pursuant to this Agreement shall terminate on the earliest to occur of the following:

3.1.1	September 30, 2009;

3.1.2	upon the death of Shaw (“Death”);

3.1.3
upon the delivery to GSP of written notice of termination by PEI if Shaw shall suffer a physical or mental disability or illness which renders Shaw, in the reasonable judgment of the Board, unable to perform his duties and obligations under this Agreement for either 60 consecutive days or 180 days in any 12-month period (“Disability”);

3.1.4	upon delivery to GSP of written notice of termination by PEI for Cause; or

3.1.5	upon the delivery to PEI from GSP of written notice of termination.

3.2  Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

3.2.1	“For Cause” shall mean, in the context of a basis for termination of GSP’s engagement by PEI, that:

(a)	GSP or Shaw is convicted of, or pleas nolo contendere (no contest) to, any crime (whether or not involving PEI) constituting a felony in the jurisdiction involved;

(b)	GSP’s or Shaw’s willful misconduct in the performance of the duties hereunder;

(c)	GSP’s or Shaw’s gross negligence in the performance of its or his duties hereunder or willful and repeated failure or refusal to perform such duties as may be delegated to GSP by PEI; or

(d)	GSP and/or Shaw is in material breach of this Agreement.

With respect to subsections 3.2.1(a), (b) and (c), PEI shall provide written notice to GSP and Shaw of any such event with exact details of the claimed event, and GSP and Shaw shall have thirty (30) calendar days from the date of receipt of such written notice to prove such claim to be in error or to cure any such event and to meet with the Board for that purpose.

3.3  “Good Reason” giving rise to GSP’s right to terminate this Agreement means if GSP claims that PEI has materially breached this Agreement, or has committed material fraud. “Good Reason” shall also include the failure of PEI to pay any sums due and owing to GSP or Shaw or the suspension of business operations of PEI. GSP shall have first provided written notice to PEI of any such claimed material breach or commission with exact details of the claimed material breach and PEI shall have had thirty (30) days from the date of receipt of such written notice to prove such claim to be in error or to cure any such breach; if curable, and in the event PEI does so cure such breach within said thirty (30) days, such claimed breach shall not constitute Good Reason or a breach of this Agreement.

3.3.1 Effect of Termination.

(a)
In the event that this Agreement is terminated by PEI without Cause or by Shaw for Good Reason, Shaw shall be entitled to any unpaid Base Salary for the remaining period through September 30, 2009, to Shaw, all to be promptly paid in one lump sum.

(b)	In the event this Agreement is terminated by GSP or Shaw pursuant to 3.1.5, neither will receive further compensation for the remaining period through September 30, 2009.

(c)	Shaw shall have no obligation to offset any payments he receives from PEI following the termination of this Agreement by any payments he receives from a subsequent employer.

3.4  Change in Control. In the event of a “Change in Control,” as defined below, (I) GSP shall have the right to terminate this Agreement, (ii) all PEI Shares granted to Shaw shall be fully vested, and (iii) upon GSP’s written notice to PEI of its intent to terminate, this Agreement will be terminated 14 days after receipt of such notice and PEI and GSP shall have no further obligation or duties to each other, except as provided in Articles III, IV and V.

3.4.1
For purposes of this Agreement a “Change in Control” shall mean and be determined to have occurred if (A) any person (“Person”) (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended) (the “Exchange Act”) is or becomes the beneficial owner (“Beneficial Owner”) (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of PEI representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of PEI; (B) the sale or other disposition by merger or business combination of all or substantially all the assets of PEI in a single or series of related transactions; (C) during any period of two (2) years, a majority of the members of the Board is replaced by directors who were not nominated and approved by the Board; or (D) PEI is combined with or acquired by another company and the Board shall have determined, either before such event or thereafter, by resolution, that a Change in Control will occur or has occurred.

ARTICLE IV
INVENTIONS AND TRADEMARK; CONFIDENTIAL INFORMATION;
NONDISCLOSURE; UNFAIR COMPETITION; CONFLICT OF INTEREST

4.1  Inventions and Trademark. All ideas, inventions, trademarks, proprietary information, know-how, processes and other developments or improvements developed by GSP, alone or with others, during the Term, that are within the scope of PEI’s business operations or that relate to PEI’s work or projects, are the exclusive property of PEI. In that regard, GSP and Shaw agree to disclose promptly to PEI any and all inventions, discoveries, trademarks, proprietary information, know-how, processes or improvements, patentable or otherwise, that it and/or he may make from the beginning of GSP’s engagement until the termination thereof, that relate to the business of PEI, whether such is made solely or jointly with others. GSP and Shaw further agree that, during the Term, it and he will provide PEI with a reasonable level of assistance, at PEI’s sole option and expense, to obtain patents in the United States of America, or elsewhere on any such ideas, inventions, trademarks and other developments, and agrees to execute all documents necessary to obtain such patents in the name of PEI.

4.2  Confidential Information. GSP, PEI, and Shaw shall hold and keep confidential for the benefit of PEI all secret or confidential information, files, documents other media in which confidential information is contained, knowledge or data (collectively the “Confidential Information”) relating to PEI or any of its affiliated companies, and their respective businesses, which shall have been obtained by GSP and/or Shaw during GSP’s engagement by PEI or any of its affiliated companies. Confidential Information does not include information that is already public knowledge at the time of disclosure (other than by acts by GSP or its representatives in violation of this Agreement) or that is provided to GSP by a third party without an obligation with PEI to maintain the confidentiality of such information. After termination of GSP’s engagement with PEI, neither GSP nor Shaw shall, without the prior written consent of PEI, or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to anyone other than PEI and those designated by it. GSP and Shaw shall acknowledge that all confidential documents are and shall remain the sole and exclusive property of PEI regardless of who originally acquired the confidential documents. GSP and Shaw agree to return to PEI promptly upon the expiration or termination of GSP’s engagement or at any other time when requested by PEI, any and all property of PEI, including, but not limited to, all confidential documents and copies thereof in his possession or control. Any loss resulting from a breach of the foregoing obligations by GSP and Shaw to protect the Confidential Information could not be reasonably or adequately compensated in damages in an action at law. Therefore, in addition to other remedies provided by law or this Agreement, PEI shall have the right to obtain injunctive relief, in the appropriate court, at any time, against the dissemination by GSP and/or Shaw of the Confidential Information, or the use of such information by GSP and/or Shaw in violation hereof.

4.2.1
Restriction on Use of Confidential/Trade Secret Information. GSP and Shaw agree that their use of confidential/trade secret information is subject to the following restrictions for an indefinite period of time so long as the confidential/trade secret information has not become generally known to the public:

(a)
Non-Disclosure. GSP and Shaw agree that they will not publish or disclose, or allow to be published or disclosed, confidential/trade secret information to any person without the prior written authorization of PEI unless pursuant to GSP’s job duties to PEI under this Agreement.

(b)
Non-Removal/Surrender. GSP and Shaw agree that they will not remove any confidential/trade secret information from the offices of PEI or the premises of any facility in which PEI is performing services, except pursuant to its duties under this Agreement. GSP and Shaw further agree that they shall surrender to PEI all documents and materials in its possession or control which contain confidential/trade secret information and which are the property of PEI upon the termination of this Agreement, and that it shall not thereafter retain any copies of any such materials.

4.2.2
Non-Solicitation of Customers/Prohibition Against Unfair Competition. GSP and Shaw agree that at no time after its engagement by PEI will either of them engage in competition with PEI while making any use of PEI’s confidential/trade secret information. GSP and Shaw agree that they will not directly or indirectly accept or solicit, whether as an employee, independent contractor or in any other capacity, the business of any customer of PEI with whom GSP worked or otherwise had access to PEI’s confidential/trade secret information pertaining to its business with that customer during the last year of GSP’s engagement by PEI.

4.3  Non-Solicitation During Engagement. GSP and Shaw shall not during GSP’s engagement inappropriately interfere with PEI’s business relationship with its customers or suppliers or solicit any of the employees of PEI to leave the employ of PEI.

4.4  Non-Solicitation of GSPs. GSP and Shaw agree that, for one year following the termination of GSP’s engagement, neither shall, directly or indirectly, ask or encourage any of PEI’s employees to leave their employment with PEI or solicit any of PEI’s employees for employment, except for those employees currently employed by Shaw or GSP who later become employed by PEI. This provision applies to Jared Shaw, Seymour Zivick, Monica Petty and Tony Burrell.

4.5  Breach of Provisions. If the GSP or Shaw breach any of the provisions of this Section 4, or in the event that any such breach is threatened by either GSP or Shaw, in addition to and without limiting or waiving any other remedies available to PEI at law or in equity, PEI shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Section 5.

4.6  Reasonable Restrictions. The parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this Section 5, are under all of the circumstances reasonable and necessary for the protection of PEI and its business.

4.7  Definition. For purposes of this Article V, the term “PEI” shall be deemed to include any parent, Elite or affiliate of PEI.

ARTICLE V

MISCELLANEOUS

5.1  Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, distributees, successors and assigns. GSP may not assign any of its rights and obligations under this Agreement. PEI may assign its rights and obligations under this Agreement to any successor entity.

5.2  Independent Contractor: Limitation of Liability. GSP is an independent contractor to PEI, and nothing herein shall be deemed to constitute GSP, Shaw, or any of its/his agents, as an employee or agent of PEI. GSP has no power or authority to bind PEI, and shall not make any representation or statement that it has such power.

5.3 Indemnification. The Company shall indemnify, defend and hold harmless GSP and Shaw to the fullest extent permitted by law from any and all actions, complaints, disputes, arbitrations, investigations, guarantees, including but not limited to personal guarantees of loans or any other obligation or any other guaranty or the like signed by GSP and Shaw on behalf of the Company, or any other proceedings of any kind whatsoever, or threats thereof (“Claims”) and any an all damages, losses, expenses (including without limitation reasonable attorneys’ fees, disbursements and other charges of counsel incurred by GSP and Shaw and selected by Company) or other liabilities, contingent or otherwise, of any kind whatsoever arising from or relating to any aspect of GSP and Shaw’s relationship with the Company and/or with regard to any personal guaranty signed by GSP and Shaw on behalf of the Company, and any current or future subsidiary or affiliates, the performance of any of GSP and Shaw’s duties hereunder, or otherwise arising from or relating to an aspect of GSP and Shaw’s relationship with the Company and any current or future subsidiary or affiliates, the performance of any of the GSP and Shaw’s duties hereunder, or otherwise arising from or relating to any action or inaction of GSP and Shaw while serving as an office or director of the Company or, if applicable, as an office or director of any other entity or as a fiduciary of any benefit plan, including without limitation any personal liability of any kind under any law, rule, regulation, agreement, or understanding applicable to the Company and the persons who serve as officers and directors of thereof or any subsidiary or affiliate thereof, in all cases relating to matters occurring after October 3, 2006, during the Term or thereafter unless a result of GSP and Shaw’s gross negligence or willful misconduct. The Company shall cover the GSP and Shaw under general liability insurance, errors and omissions insurance (if any) and any other Company insurance both during, and while potential liability exists, after the Term in the same amount and to the same extent as the Company covers its other officers and directors and will make available to GSP and Shaw any certificates foregoing.

5.4  Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made (a) when personally delivered or (b) when sent by telecopier and confirmed within 48 hours by letter mailed or delivered to the party to be notified at its or his/hers address set forth herein; or three days after being sent by registered or certified mail, return receipt requested, (or by equivalent currier with delivery documentation such as FEDEX or UPS) to the address of the other party set forth or to such other address as may be specified by notice given in accordance with this section 6.2:

If to PEI:	ProElite, Inc.
12121 Wilshire Boulevard, Suite1001
Los Angeles, CA 90025
Telephone: (___) _____-______
Facsimile: (___) _____-______
Attention: Chief Executive Officer

If to Shaw:	Gary Shaw
____________________________
____________________________
Telephone: (___) _____-______
Facsimile: (___) _____-______

If to GSP:	Gary Shaw Productions MMA, LLC
____________________________
____________________________
Telephone: (___) _____-______
Facsimile: (___) _____-______
Attention: Gary Shaw

5.5 Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a Court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

5.6  Business Expenses. PEI shall provide Shaw with a maximum of $9900 per month as a housing allowance through October 31, 2008 in the Los Angeles area. PEI shall reimburse Shaw for reasonable business expenses upon presentation of proper receipts, expense vouchers, statements or such other supporting information as the PEI may require..

5.7  Waiver. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid, unless expressed in a writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

5.8  Entire Agreement. This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the parties, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. This Agreement does not constitute a commitment of PEI with regard to GSP’s engagement, express or implied, other than to the extent expressly provided for herein.

5.9  Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.

5.10  Authority. The Parties each represent and warrant that it or he has the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

5.11  Attorneys’ Fees. If either party hereto commences an arbitration or other action against the other party to enforce any of the terms hereof or because of the breach by such other party of any of the terms hereof, the prevailing party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing party in connection with such action, including, without limitation, all reasonable attorneys’ fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

5.12  Titles. The titles of the sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

5.13  Applicable Law; Choice of Forum. This Agreement, and all of the rights and obligations of the parties shall be governed by and construed in accordance with the substantive laws of the State of California without giving effect to principles relating to conflicts of law.

5.14  Arbitration.

5.14.1
Scope. To the fullest extent permitted by law, GSP and PEI agree to the binding arbitration of any and all controversies, claims or disputes between them arising out of or in any way related to this Agreement and any disputes upon termination of engagement, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. For the purpose of this agreement to arbitrate, references to “PEI” include all parent, Elite or related entities and their GSPs, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall apply to them to the extent GSP and Shaw’s claims arise out of or relate to their actions on behalf of PEI.

5.14.2
Arbitration Procedure. To commence any such arbitration proceeding, the party commencing the arbitration must provide the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall this notice for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations. The arbitration will be conducted in Los Angeles, California, by a single neutral arbitrator and in accordance with the then-current rules for resolution of the American Arbitration Association (“AAA”). The Arbitrator is to be selected by the mutual agreement of the Parties. If the Parties cannot agree, the Superior Court will select the arbitrator. The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial Court of the State of California, and only such power, and shall follow the law. The award shall be binding and the Parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any Court having jurisdiction thereof. PEI shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

5.15 This Agreement shall not be terminated by any voluntary or involuntary dissolution of PEI resulting from either a merger or consolidation in which PEI is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of PEI. In the event of any such merger or consolidation or transfer of assets, GSP’s rights, benefits and obligations hereunder shall be assigned to the surviving or resulting corporation or the transferee of PEI’s assets.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Gary Shaw Productions MMA, LLC
By:	/s/Gary Shaw
Name:	Gary Shaw
Title:	President

/s/Gary Shaw
Gary Shaw

ProElite, Inc. a New Jersey corporation
By:	/s/ Charles Champion
Name:	Charles Champion
Title:	Chief Executive Officer